Exhibit 10.10

DANA INCORPORATED
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name:

Date of Grant:

Dana Stock Price at Close of Business on Date of Grant:

Number of Restricted Stock Units ("RSUs"):

100% vesting: Please refer to Appendix: Vesting Schedule

1.    The Award and the Plan. As of the Award Date set forth in the Award Notification preceding or accompanying this Restricted Stock Unit Award Agreement (the “Agreement”), Dana Incorporated (together with its successors, “Dana”) grants to you the number of restricted stock units set forth in such Award Notification (“RSUs”). Certain terms used in this Agreement are defined in Section 24 below. Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Dana Incorporated 2021 Omnibus Incentive Plan, as amended and/or restated from time to time (the “Plan”). Dana will provide a copy of the Plan to you upon request.

2.    Payment of RSUs. The RSUs covered by this Agreement will become payable to you if they become nonforfeitable in accordance with Sections 3, 4, or 5 below.

3.    Vesting of RSUs. Subject to the terms and conditions of Sections 4, 5 and 6 below, your right to receive the shares of Common Stock or cash subject to the RSUs will become nonforfeitable on the dates (the “Vesting Date”) set forth in the attached schedule (“Vesting Schedule”) if you remain continuously employed by Dana or any of its Subsidiaries until such dates. Notwithstanding the foregoing, to the extent it would not cause imposition of a tax under Section 409A of the Code, Dana may accelerate the vesting of the RSUs at any time in part or in full.

4.    Effect of Change in Control. In the event a Change in Control occurs prior to the RSUs becoming nonforfeitable as provided in Section 3 above and while you are an employee of Dana or any Subsidiary, the RSUs covered by this Agreement will become nonforfeitable and payable to you. However, if the Change in Control does not constitute a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, then issuance of the Common Shares underlying the RSUs (or payment of any other form of consideration into which the Common Shares underlying the RSUs may have been converted in connection with the Change in Control) will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to you on the earlier of (a) your “separation from service” with Dana and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code) (or, if you are a “specified employee” as determined pursuant to procedures adopted by Dana in compliance with Section 409A of the Code, the date of issuance or payment will be the first day of the seventh month after the date of your separation from service with Dana and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code), (b) the Vesting Date, (c) your death, or (d) a Change in Control that does constitute a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code.

5.    Effect of Termination Due to Death, Disability, Normal Retirement or Termination without Cause. Notwithstanding Section 3 above, if your employment with Dana or any Subsidiary is terminated by reason of death or Disability, by Dana or the Subsidiary without Cause or by you upon Normal Retirement, a prorated portion of the RSUs covered by this Agreement will become nonforfeitable, based on the number of full months you were employed during the period set forth in the Vesting Schedule ending on the Vesting Date. Any such RSUs awarded will become payable to you on the earlier of (a) your “separation from service” with Dana and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code), (b) the Vesting Date, (c) your death, or (d) a Change in Control that does constitute a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code. If the event triggering the right to payment under this Agreement is the your separation from service and you are a “specified employee” as determined pursuant to procedures adopted by Dana in compliance with Section 409A of the Code, then to the extent necessary to comply with the provisions of Section 409A of the Code, the date of issuance will be the first day of the seventh month after the date of your separation from service with Dana or any of its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code.

6.    Other Employment Terminations. In the event that your employment with Dana or a Subsidiary terminates in a manner other than any specified in Sections 4 or 5 above, you will forfeit any RSUs that have not become nonforfeitable by you at the time of such termination.

7.    Form and Time of Payment of RSUs. Except as otherwise provided for in Section 10, payment for the RSUs will be made in form of shares of Common Stock or cash, at the discretion of Dana, at the time they become nonforfeitable or otherwise become payable in accordance with Sections 3, 4 or 5 above. To the extent that Dana is required to withhold any federal, state, local or foreign taxes in connection with the delivery of shares of Common Stock to you or any other person under this Agreement, and the amounts available to Dana for such withholding are insufficient, it will be a condition to the receipt of such delivery that you will pay such taxes or make arrangements that are satisfactory to Dana for payment thereof. You may elect to have the number of shares of Common Stock to be delivered to you or such other person reduced (based on the Market Value Per Share as of the date the RSUs become payable) to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. In no event, however, will the Market Value Per Share of the shares of Common Stock to be withheld pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

8.    Payment of Dividend Equivalents. From and after the Award Date and until the earlier of (a) the time when the RSUs become nonforfeitable and payable in accordance with Sections 3, 4, or 5 above or (b) the time when your right to receive shares of Common Stock upon payment of RSUs is forfeited in accordance with Section 6 above, on the date that Dana pays a cash dividend (if any) to holders of shares of Common Stock generally, you will be entitled to a number of additional RSUs (rounded down to the nearest whole number) determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per share of Common Stock on such date and (B) the total number of RSUs (including RSUs attributable to prior dividend equivalents) previously credited to you as of such date, by (ii) the Market Value Per Share on such date. Such dividend equivalents (if any) will be subject to the same terms and conditions and will be settled or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

9.    RSUs Nontransferable. Neither the RSUs granted hereby nor any interest therein or in the shares of Common Stock related thereto will be transferable or assignable other than by will or the laws of descent and distribution prior to payment.

10.    Adjustments. Dana will make any adjustments in the number of RSUs or other securities covered by this Agreement that Dana may determine to be equitably required to prevent any dilution or expansion of your rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of Dana, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation involving Dana or other distribution of assets, issuance of rights or warrants to purchase securities of Dana, or (c) other transaction or event having an effect similar to any of those referred to in Sections 10(a) or 10(b). Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, Dana may provide in substitution of any or all of your rights under this Agreement such alternative consideration as Dana may determine in good faith to be equitable under the circumstances.

11.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan be exempt from or comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan will be administered in a manner consistent with this intent.

12.    Right to Terminate Employment. Nothing contained in this Agreement will confer upon you any right with respect to continuance of employment by Dana or any Subsidiary, nor limit or affect in any manner the right of Dana or any Subsidiary to terminate the employment or adjust your compensation.

13.    Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by Dana and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.

14.    Relation to Other Benefits. Any economic or other benefit to you under this Agreement or the Plan will not be taken into account or considered as salary or compensation in determining any benefits to which you may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by Dana or any Subsidiary, except to the extent otherwise expressly provided under any such plan, and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Dana or a Subsidiary, except to the extent otherwise expressly provided under any such plan.

15.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Board (or a committee of the Board) will, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the RSUs. By your acceptance of the award under this Agreement, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

16.    Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect your rights under this Agreement without your consent (provided, however, that your consent will not be required to an amendment that is deemed necessary by Dana to ensure exemption from or compliance with Section 409A of the Code).

17.    Severability. If any provision of this Agreement or the application of any provision in this Agreement to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

18.    Compliance with Law. Notwithstanding any other provision of this Agreement, the RSUs covered by this Agreement will not be paid if the payment thereof would result in violation of any applicable federal or state securities law.

19.    Successors and Assigns. Without limiting Section 9 above, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Dana.

20.    Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principles of conflict of laws thereof.

21.    Failure to Enforce Not a Waiver. The failure of Dana to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

22.    No Shareholder Rights Prior to Issuance of Shares. You will have no rights as a shareholder unless and until shares of Company Stock are issued pursuant to the terms of this Agreement.

23.    Detrimental Activity.

(a)         If the Board or a committee thereof determines that you engaged in any Detrimental Activity, then, promptly upon receiving notice of the Board’s finding, you shall: (i) forfeit all rights under this Agreement to the extent it remains outstanding; (ii) return to Dana all shares of Common Stock acquired pursuant to this Agreement to the extent then still held by or for you; (iii) with respect to any shares of Common Stock acquired pursuant to this Agreement that are no longer held by or for you, pay to Dana the Market Value Per Share of such shares of Common Stock on the date acquired.

(b)         To the extent that such shares are not returned to or amounts are not paid to Dana, Dana may seek other remedies, including without limitation a set off of the amounts so payable to it against any amounts that may be owing from time to time by Dana or a Subsidiary to you for any reason, including without limitation wages, deferred compensation or vacation pay.

24.    Certain Defined Terms. For purposes of this Agreement:

“Cause” shall mean (i) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with your duties or otherwise during the course of your employment with Dana or any Subsidiary; (ii) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (iii) the intentional and wrongful damaging of property, contractual interests or business relationships of Dana or any Subsidiary; (iv) the intentional and wrongful disclosure of secret processes or confidential information of Dana or any Subsidiary in violation of an agreement with or a policy of Dana or a Subsidiary; (v) the continued failure to substantially perform your duties for Dana or a Subsidiary; (vi) current alcohol or prescription drug abuse affecting work performance; (vii) current illegal use of drugs; or (viii) any intentional conduct contrary to announced policies or practices of Dana or any Subsidiary (including, but not limited to, those contained in Dana’s Code of Conduct).

“Detrimental Activity” shall mean: (i) engaging in any activity of competition or solicitation prohibited by any noncompete or nonsolicitation agreement between you and Dana or a Subsidiary; (ii) the disclosure to anyone outside Dana or a Subsidiary, or the use in other than Dana’s or a Subsidiary’s business, (A) without prior written authorization from Dana, of any confidential, proprietary or trade secret information or material relating to the business of Dana or its Subsidiaries and acquired by you during your employment or other service with Dana or any of its Subsidiaries, or (B) in violation of any covenant not to disclose set forth in any agreement between you and Dana or a Subsidiary; (iii) the (A) unreasonable failure or refusal to disclose promptly and to assign to Dana or a Subsidiary upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by you during your service with Dana or any of its Subsidiaries and relating in any manner to the actual or anticipated business, research or development work of Dana or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable Dana or any Subsidiary to secure a patent where appropriate in the United States or in other countries, or (B) violation of any development and inventions provision set forth in any agreement between you and Dana or a Subsidiary; (iv) activity during your employment by Dana or a Subsidiary that could form the basis of your termination for Cause; or (v) if you are or were an officer of Dana, activity that the Board determines entitles Dana to seek recovery from an officer under any policy promulgated by the Board as in effect on the date hereof.

“Disability” shall mean a termination of employment under circumstances that would make you eligible to receive benefits under Dana’s long-term disability plan, as it may be in effect from time to time, or any successor plan, program, agreement or arrangement.

“Normal Retirement” shall mean termination of employment (other than termination for Cause or due to death or Disability) at or after age 60 with at least 10 years of service with Dana or a Subsidiary or at or after age 65.

Signed Electronically                                                                        Date: